EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kosan Biosciences Incorporated for the registration of up to $50,000,000 of its common stock and/or warrants to purchase common stock, either individually or in units, and to the incorporation by reference therein of our report dated February 10, 2004 with respect to the financial statements of Kosan Biosciences Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 20, 2004